As filed with the Securities and Exchange Commission on October 1, 2026

Registration No. 333-294900

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

LB Pharmaceuticals Inc

(Exact name of Registrant as specified in its charter)

Delaware	2834	81-1854347
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Pennsylvania Plaza, Suite 1025

New York, NY 10119

Tel: (212) 605-0300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Heather Turner

Chief Executive Officer

1 Pennsylvania Plaza, Suite 1025

New York, NY 10119

Tel: (212) 605-0300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta

Brandon Fenn

Marc Recht

Minkyu Park

Cooley LLP

55 Hudson Yards

New York, NY 10001

Tel: (212) 479-6000

Approximate date of commencement of proposed sale to the public: Not applicable. The Registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), relates to the Registration Statement on Form S-1 (File No. 333-294900) (the “S-1 Registration Statement”), filed by LB Pharmaceuticals Inc, a Delaware corporation (the “Registrant”), on April 6, 2026, with the Securities and Exchange Commission (the “SEC”) to register the offer and resale of up to an aggregate of 4,778,491 shares of the Registrant’s common stock, par value $0.0001 per share, by the selling stockholders identified in the S-1 Registration Statement (the “Selling Stockholders”). The Registration Statement was declared effective on April 14, 2026.

The Registrant has determined that it has obtained well-known seasoned issuer status as of the date hereof and is now eligible to register its securities under a new registration statement on Form S-3ASR (the “S-3 Registration Statement”). In connection with the Registrant filing the S-3 Registration Statement with the SEC, which, among other things, registers any and all unsold or unissued shares of common stock by the Selling Stockholders under the S-1 Registration Statement, all offers and sales of the Registrant’s securities registered pursuant to the S-1 Registration Statement are being terminated.

Any and all offerings of the Registrant’s securities pursuant to the S-1 Registration Statement are being terminated upon effectiveness of the S-3 Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the S-1 Registration Statement. In addition, in accordance with undertakings made by the Registrant in the S-1 Registration Statement to remove from registration, by means of a post-effective amendment, any securities being registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the S-1 Registration Statement that remain unsold under the S-1 Registration Statement as of the date hereof. The S-1 Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 1, 2026.

LB PHARMACEUTICALS INC

By:	/s/ Heather Turner
Heather Turner Chief Executive Officer